EXHIBIT 10.12


               [Jesup & Lamont Securities Corporation Letterhead]




                                                  April 27, 1999



Mr. Neal J. Polan
Chief Executive Officer
Healthcore Medical Solutions, Inc.
1325 Avenue of the Americas, Suite 1200
New York, NY  10019

Dear Mr. Polan:

         This letter (including Exhibits A, B and C annexed hereto and made a part hereof, all of which taken together constitute the "Engagement Agreement") confirms our understanding and agreement with respect to the retention of Jesup & Lamont Securities Corporation (or, together with Jesup & Lamont Capital Markets, "Jesup & Lamont"), as exclusive financial advisor to Healthcore Medical Solutions, Inc. (referred to herein as "HMSI" or the "Company") in connection with its merger ("Merger") with Adatom, Inc. ("Adatom") and as the Company's exclusive placement agent in connection with the placement (the "Placement") of equity securities (the "Securities"). The gross proceeds of the Placement are estimated to be approximately $6.0 million. The Placement will be made solely to accredited investors under SEC Regulation D and will be at the Company's direction.

         It is anticipated that the Placement will consist of approximately $6.0 million in Securities to take place after the Merger. It is anticipated that the Placement will be at a price not less that $20 million. The specific terms of the Placement, including but not limited to, the valuation and lock-up period will be agreed to in writing by the Company and Jesup & Lamont prior to the commencement of the Placement

         Upon the terms and subject to the conditions of this Engagement Agreement, the parties hereto agree as follows:


                  1. APPOINTMENT. Subject to the terms and conditions of this Engagement Agreement hereinafter set forth, the Company hereby retains Jesup & Lamont and Jesup & Lamont hereby agrees to act as the Company's exclusive placement agent and financial advisor in connection with the Merger and the Placement, effective as of the date hereof. The Company expressly acknowledges and agrees that Jesup & Lamont's obligations hereunder as Placement Agent are on a best efforts basis only and that the execution of this Engagement Agreement does not constitute a commitment by Jesup & Lamont to purchase the Securities nor ensure the successful placement of the Securities or any portion thereof, or the success of Jesup & Lamont with respect to securing any other financing on behalf of the Company.

                  Jesup & Lamont agrees to act as financial advisor with respect to the following matters:

                      (i)  assisting  HSMI  in   structuring,   negotiating  and
                      advising on the Merger with Adatom;

                      (ii) coordinating and advising on issues with NASDAQ and SEC with regards to the Merger and Placement;

                      (iii) providing market-making activities and general advisory services in connection with post-Merger investor relations and communications, research coverage and related;

                      (iv) providing general corporate finance advisory services as required by the Company; and

                      (v) anything incidental to the above as directed by the Company.


                  2. TERMS OF RETENTION. This Engagement Agreement shall terminate at the close of business March 31, 2000 unless (a) it is extended by agreement of the parties hereto; or (b) it is terminated sooner by either party hereto providing not less than 30 days' prior written notice to the other party.

                  Notwithstanding anything herein to the contrary, the obligation to pay the Fees and Compensation and Expenses described in Sections 3 and 4, if any, and paragraphs 2, 6, and 8 of Exhibit A and all of Exhibit B and Exhibit C attached hereto, shall survive any termination or expiration of the Engagement Agreement. It is expressly understood and agreed by the parties hereto that any financing, whether through senior or subordinated debt or equity, of the Company within 12 months of the termination of this Engagement Agreement with any investors or lenders first identified and substantively contacted by Jesup & Lamont while this Engagement Agreement was in effect, and relating to this Engagement Agreement, shall result in such fees and compensation due and payable by the Company to Jesup & Lamont under the same terms of Sections 3 and 4 below. A complete list of all financing sources, investors or lenders contacted by Jesup & Lamont will be provided to the Company upon termination of this Engagement Agreement.


                  3. FEES AND COMPENSATION. In consideration of the services to be rendered by Jesup & Lamont in connection with the Placement, the Company agrees to pay Jesup & Lamont the following fees and other compensation:

                  (a) immediately upon the signing of this Engagement Agreement, a financial advisor fee (the "Financial Advisor Warrants") consisting of five-year warrants to purchase 200,000 shares of Common Stock of HMSI at an exercise price of $1.00 per share (100,000 to be granted upon execution of this letter; and 100,000 to be granted upon the closing of the merger). The holders of the Financial Advisor Warrants will have unlimited "piggyback" registration rights, subject to standard underwriters' approval and contain, among other things, cashless exercise.

                  (b) a cash fee payable immediately upon the closing of the Placement equal to 8.0% of the gross amount of the Placement.

                  (c) immediately upon the closing of the Placement, five-year warrants to purchase Securities equal to 10.0% of the Securities sold in the Placement (the "Placement Agent Warrants"). The Placement Agent Warrants will be exercisable at the price at which the Securities were sold in the Placement. The holders of the Placement Agent Warrants will have unlimited "piggyback" registration rights, subject to standard underwriters' approval and contain, among other things, cashless exercise.


                  4. EXPENSES. HMSI shall promptly reimburse Jesup & Lamont for all Jesup & Lamont's reasonable out-of-pocket expenses incurred in rendering services under this agreement. Jesup & Lamont shall not incur expenses in excess of $1,500 for any individual item, other than fees and disbursements of its legal counsel, without first obtaining the Company's approval. The total expenses shall not exceed $30,000 unless agreed to in writing by the Company.


                  5. RIGHT OF FIRST REFUSAL. Upon the Company's commercially reasonable satisfaction with the completion of the Placement (which satisfaction the Company and Jesup & Lamont agree will not be unreasonably withheld), HMSI shall grant Jesup & Lamont an irrevocable right of first refusal for a period of one year to assist HMSI in undertaking any additional capital raising activities totaling $20 million or less for any given transaction (other than conventional banking arrangements, bank borrowings and commercial debt financing). For any capital raising activity of greater than $20 million, the role of Jesup &
Lamont, if any, shall be determined at that time. Jesup & Lamont will not be entitled to any compensation upon the exercise of any outstanding warrants, unless the Company engages Jesup & Lamont under a separate engagement letter to act as the Warrant Solution Agent


                  6. MISCELLANEOUS. This Engagement Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York applicable to instruments made and to be performed entirely within such State.

         This Engagement Agreement constitutes the entire understanding and agreement between the parties with respect to its subject matter and there are no agreements or understandings with respect to the subject matter which are not contained in this Engagement Agreement. This Engagement Agreement may be supplemented or modified from time to time, but only in writing and signed by the party to be charged hereunder.

         If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

         We appreciate this opportunity to be of service and we look forward to working with you on this matter.

                                Very truly yours,

                                 JESUP & LAMONT
                                                    SECURITIES CORPORATION

                                                   By: /s/ Michael S. Zarriello
                                                       ------------------------
                                                       Michael S. Zarriello
                                                       Managing Director
Agreed to and Accepted
  as of the Effective Date:

HEALTHCORE MEDICAL SOLUTIONS, INC.


By:      /s/ Neal J. Polan
         -----------------
         Neal J. Polan
         Chief Executive Officer


Acknowledged and Agreed subject to and
As of the closing of the Merger of Healthcore
Medical Solutions, Inc. and Adatom, Inc.

ADATOM, INC.



By:      /s/ Richard Barton
         ------------------
         Richard Barton
         President

                                    EXHIBIT A

                          STANDARD TERMS AND CONDITIONS

1. The Company shall promptly provide Jesup & Lamont with all relevant information about the Company (to the extent available to the Company in the case of parties other than the Company) that shall be reasonably requested or required by Jesup & Lamont, which information shall be accurate, to the best of the Company's ability, in all material respects at the time furnished.

2. Jesup & Lamont shall keep all information obtained from the Company strictly confidential except: (a) for information which is otherwise publicly available, or previously known to Jesup & Lamont or was obtained by Jesup & Lamont independently of the Company and without breach of Jesup & Lamont's Engagement Agreement with the Company; (b) Jesup & Lamont may disclose such information to its employees and attorneys, and to financial institutions and others designated in writing by the Company on a "need to know" basis but shall ensure that all such employees and attorneys will keep such information strictly confidential; and (c) pursuant to any order of a court of competent jurisdiction or other governmental body.

3. The Company recognizes that in order for Jesup & Lamont to perform properly its obligations in a professional manner, it is necessary that Jesup & Lamont be informed of and, to the extent practicable, participate in meetings and discussions between the Company and any third party relating to the matters covered by the terms of Jesup & Lamont's engagement.

4. The Company agrees that any report or opinion, oral or written, delivered to it by Jesup & Lamont is prepared solely for its confidential use and shall not be reproduced, summarized, or referred to in any public document or given or otherwise divulged to any other person without Jesup & Lamont's prior written consent, except as may be required by applicable law or regulation, which consent shall not be unreasonably withheld or delayed.

5. No fee payable by the Company to any other financial advisor or financing source committed to by the Company shall reduce or otherwise affect any fee payable by the Company to Jesup & Lamont.

6. The Company represents and warrants that: (a) it has full right, power and authority to enter into this Engagement Agreement and to perform all of its obligations hereunder; (b) this Engagement Agreement has been duly authorized and executed and constitutes a valid and binding Engagement Agreement of the Company enforceable in accordance with its terms; and (c) the execution and delivery of this Engagement Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) the Company's certificate of incorporation or by-laws or (ii) any Engagement Agreement to which the Company is a party or by which any of its property or assets is bound.


                               EXHIBIT A (CONT'D)

7. Nothing contained in this Engagement Agreement shall be construed to place Jesup & Lamont and the Company in the relationship of partners or joint venturers. Neither Jesup & Lamont nor the Company shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. Jesup & Lamont in performing its services hereunder, shall at all times be an independent contractor.

8. This Engagement Agreement has been and is made solely for the benefit of Jesup & Lamont and the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit B and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Engagement Agreement shall confer any rights upon, nor shall this Engagement Agreement be construed to create any rights in, any person who is not a party to such Engagement Agreement, other than as set forth in this paragraph.

9. Jesup & Lamont is duly licensed and authorized to act in each state that it will offer the Shares.

                                    EXHIBIT B

                                 INDEMNIFICATION


         Recognizing that transactions of the type contemplated in this engagement sometimes result in litigation and that the role of Jesup & Lamont Securities Corporation ("Jesup & Lamont") is advisory, the Company agrees to indemnify and hold harmless Jesup & Lamont, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, proposal or any other matter (collectively, the "Matters") contemplated by the engagement of Jesup & Lamont hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Jesup & Lamont hereunder, or any action or proceeding arising therefrom (collectively, "Proceedings"), whether or not such Indemnified party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from (a) the gross negligence or willful misconduct of an Indemnified Party, or (b) a material breach by Jesup & Lamont of the terms of its engagement. The Company further agrees that it will not, without the prior written consent of Jesup & Lamont settle compromise or consent to the entry of any judgment in any pending or threatened proceeding in respect of which indemnification may be sought hereunder (whether or not Jesup & Lamont or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Jesup & Lamont and each other Indemnified Party hereunder from all liability arising out of such proceeding.

         The Company agrees that if any indemnification or reimbursement sought pursuant to this letter were for any reason not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this letter, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand, and Jesup & Lamont on the other, in connection with the Matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any other equitable considerations. It is hereby agreed that the relative benefits to the Company and/or its stockholder and to Jesup & Lamont with respect to Jesup & Lamont's engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Company and/or its stockholders pursuant to the Matters (whether or not consummated) for which Jesup & Lamont is engaged to render financial advisory services bears to (ii) the fees paid to Jesup & Lamont in connection with such engagement. In no event shall the Indemnified Parties contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by Jesup & Lamont pursuant to such engagement (excluding amounts received by Jesup & Lamont as reimbursement of expenses).


                               EXHIBIT B (CONT'D)

         The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with Jesup & Lamont's engagement hereunder except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

         The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities act of 1933 as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this Engagement Agreement with Jesup & Lamont and
(iv) whether or not Jesup & Lamont shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.

                                    EXHIBIT C

                                  JURISDICTION


         Each of the Company and Jesup & Lamont hereby irrevocably: (a) submits to the jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for the purposes of any suit, action or other proceeding arising out of the Engagement Agreement between the Company and Jesup & Lamont which is brought by or against either party; (b) agrees that all claims in respect of any suit, action or proceeding may be heard and determined in any such court; and (c) to the extent that The Company or Jesup & Lamont has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, each of them hereby waives, to the fullest extent permitted by law, such immunity.

         Each of Jesup & Lamont and the Company hereby waives, and the Company agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that: (a) the Company is not personally subject to the jurisdiction of any such court; (b) it is immune from any legal process (whether through service or notice, attachment prior to judgement, attachment in the aid of execution, execution or otherwise) with respect to it or its property; (c) any such suit, action or proceeding is brought in an inconvenient forum; (d) the venue of any such suit, action or proceeding is improper; or (e) this Engagement Agreement may not be enforced in or by any such court.

                  Nothing in these provisions shall effect any party's right to serve process in any manner permitted by law or limit its rights to bring a proceeding in the competent courts of any jurisdiction or jurisdictions or to enforce in any lawful manner a judgement obtained in one jurisdiction in any other jurisdiction.